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                                                                   Exhibit 10.12

April 1, 2002

Alan Wexler
558 Boulevard
Westfield, NJ 07090

This is to confirm in writing the agreement we have reached in relation to compensation and employment agreement changes.

Effective on April 1, 2002 your base pay will be increased to $250,000 and your eligible bonus will be $75,000. If the payout of your bonus is reduced because of company profitability constraints we will grant you restricted shares to compensate for the difference in actual payout and the amount you would have received if there were no company profitability constraints. The amount of restricted shares to be issued will be determined at the time of grant. The grant date will be the date the cash bonus would have been paid, and they will vest ratably over a three-year period.

In addition, Sapient agrees to pay you one year of base and bonus pay if you are terminated for any reason, other than for unethical or illegal behavior. All of other terms of your employment agreement would remain in effect.

Sincerely,

/s/ Susan D. Johnson
Susan D. Johnson
Chief Financial Officer